Constitution Mining Finalizes Agreement to Acquire
Nevada Properties From Seabridge Gold

Lima, Peru – April 5, 2010 - Constitution Mining Corp. (CMIN.OB) reports that on April 1st the Company executed a definitive and binding Asset Purchase Agreement on Seabridge Gold Inc.’s 30 Nevada-based gold projects comprising of approximately 2,141 claims, and primarily located in the heart of Nevada’s prolific Walker Lane gold belt.

The most advanced project in the package of mineral claims is the Castle Black Rock gold project in Esmeralda county, which has an NI-43-101-compliant gold resource of 215,000 ounces in the measured and indicated categories (12.38 million tonnes grading 0.54 gram of gold per tonne) and 93,000 ounces in the inferred category (7.95 million tonnes grading 0.37 gram of gold per tonne).  For further information, see Seabridge Gold's Oct. 10, 2000, news release – http://www.seabridgegold.net/resources.php.

Constitution Mining CEO, Dr. Michael Stocker stated, “The Castle-Black Rock gold project was an integral part of Seabridge’s early development strategy and fits well with our current philosophy. We consider the potential for CMIN to expand on the existing base of 308,000 ounces of gold resources in Nevada to be very high.”

The Walker Lane region of Nevada is home to several world-class gold deposits, including Round Mountain, which has produced more than 10 million ounces of gold. Additional mines include Gold Hill (produced 4.5 million ounces of gold), Paradise Peak (produced more than 1.6 million ounces of gold) and the Bullfrog Mine (produced 3.5 million ounces of gold). Nevada is currently the world’s 4th largest gold producing region in the world, following China, South Africa and Australia.

“We consider the 2,141 claims being transferred to CMIN from Seabridge under the terms of this Nevada transaction to provide a strong project compliment to our large holdings in the Peruvian Gold Sands,” Dr. Stocker added. “We have just completed a 26-hole drill program in Peru and are soon commencing an expansive Phase II program.”

Financial terms of the transaction described in the news release dated December 3rd, 2009 remain the same and the closing date for today’s Agreement has been set for May 15th, 2010.

The closing of the Transaction is subject to certain conditions, including, but not limited to: (1) Seabridge obtaining certain authorizations, approvals and consents necessary to transfer the assets to the Company, (2) the accuracy of the parties’ representations and warranties, and (3) material performance of all of the agreements and obligations of the parties.  The Agreement contains certain termination rights, including the right of either party to terminate the Agreement if the closing has not occurred by June 20, 2010 (as long as the terminating party has performed its obligations under the Agreement) and to terminate upon a material misrepresentation or breach by the other party.  The Agreement may also be terminated upon mutual written consent of the parties.

About Seabridge Gold Inc.

Seabridge holds a 100% interest in several North American gold resource projects. The Company’s principal assets are the KSM property located near Stewart, British Columbia, Canada and the Courageous Lake gold project located in Canada’s Northwest Territories. For a breakdown of Seabridge’s mineral resources by project and resource category please visit the Company’s website at http://www.seabridgegold.net/resources.php.

About Constitution Mining Corp.

The Company’s goal is to locate large-scale, commercially viable gold deposits and continuously increase the amount of gold underlying outstanding shares. The Company is interested primarily in geographical areas that are home to several significant proven gold deposits, including highly prospective districts likely to hold further large deposits.

Peru

The first and most active project is in the Gold Sands region of Peru, where the Company holds options on 461 square kilometre (178 square mile) of mining property, the largest such block in the district.

The Gold Sands of Peru were laid down by eons of alluvial erosion. For millions of years, the waters of the Santiago and the Maranon rivers have been carving their way through the gold-rich mountain canyons of the Andes, carrying off vast amounts of gold and depositing it in loose gravels and sands - Gold Sands - in the area the Company now controls.

Results from test holes drilled during CMIN's 26-hole Phase I exploratory drill program indicates a potential presence of significant alluvial gold. The Company is now engaged in implementing a Phase II drill program that will focus on grid drilling in specific regions with an aim to develop gold resource estimates and to gather further data to determine the feasibility of large-scale mining of this vast resource.

Nevada

On April 1st , 2010 CMIN executed a definitive and binding Asset Purchase Agreement with Seabridge Gold Inc.’s to acquire 30 Nevada-based gold projects comprising of 2,141 claims, primarily located in the heart of Nevada’s prolific Walker Lane gold belt. The most advanced project in the package of mineral claims is the Castle Black Rock gold project, which has an NI-43-101-compliant gold resource of 215,000 ounces in the measured and indicated categories (12.38 million tonnes grading 0.54 gram of gold per tonne) and 93,000 ounces in the inferred category (7.95 million tonnes grading 0.37 gram of gold per tonne).

The implementation of these programs will require the company to secure additional financing.

Further information about Constitution Mining Corp. may be found at
www.ConstitutionMining.com.

For further details about Asset Purchase Agreement with Seabridge Gold, please see today's current Form 8-K filing. For further information, see Seabridge Gold's Oct. 10, 2000, news release – http://www.seabridgegold.net/resources.php.

On behalf of the Board:

Dr. Michael Stocker - CEO
Constitution Mining Corp. (CMIN.OB)

Investor Inquiries:

Toll Free: 888-475-0070
Direct Dial: 646-755-3352
Email: Info@ConstitutionMining.com

Disclaimer
This release contains forward-looking statements that are based on the beliefs of Constitution Mining Corp. management and reflect Constitution Mining Corp. current expectations as contemplated under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. When used in this release, the words "estimate, "project," "believe," "anticipate," "intend," "expect," "plan," "predict," "may," "should," "will," "can," the negative of these words, or such other variations thereon, or comparable terminology, are all intended to identify forward-looking statements. Such statements reflect the current views of Constitution Mining Corp. with respect to future events based on currently available information and are subject to numerous assumptions, risks and uncertainties, including, but not limited to, risks and uncertainties pertaining to development of mining properties, changes in economic conditions and other risks, uncertainties and factors, which may cause the actual results, performance, or achievement expressed or implied by such forward looking statements to differ materially from the forward looking statements. The information contained in this press release is historical in nature, has not been updated, and is current only to the date indicated in this press release. This information may no longer be accurate and therefore you should not rely on the information contained in this press release. To the extent permitted by law, Constitution Mining Corp. and its employees, agents and consultants exclude all liability for any loss or damage arising from the use of, or reliance on, any such information, whether or not caused by any negligent act or omission.